UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 26, 2010
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On March 26, 2010, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced that it is the first national laboratory to offer customers a 21-marker genetic analysis in combination with a double-blind process for parentage/relationship testing on every sample. The testing utilizes two kits developed for LabCorp by Promega Corporation of Madison, Wisconsin.  The kits consist of 20 autosomal genetic markers and one gender marker.  The kits have overlapping genetic systems that, when coupled with independent DNA extractions, yield a double blind test for every sample.

The main purpose of parentage/relationship testing is to detect if the proposed relationship is incorrect.  This newest innovation greatly increases the ability to make this determination. For paternity testing, the number of genetic markers (known as “loci”) used by laboratories to exclude a man in a typical case has increased over the years, giving a more definitive result of non-paternity.  With the new test panel of 21 markers, over half of the non-excluded men have combined paternity indices of greater than one billion to one and more than 95% had combined paternity indices greater than one million to one.  When a man is not excluded, the typical paternity test will have a probability of paternity of 99.9999%.

Exhibits

99.1	Press Release dated March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

March 26, 2010